Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS
THIRD QUARTER 2006 FINANCIAL RESULTS

Silver Spring, MD, October 31, 2006:  United Therapeutics Corporation (NASDAQ:  UTHR) today announced financial results for the quarter ended September 30, 2006.

“We are pleased to report that United Therapeutics’ revenues for the quarter ended September 30, 2006, totaled $40.4 million.  This represents a 22% increase over the same quarter in 2005.  Net income for the quarter was $8.5 million, or $0.37 per basic share.   Excluding employee stock option expense of $4.3 million resulting from the adoption of SFAS 123(R) and income tax expense of $5.6 million, our net income would have been $18.4 million, or $0.79 per basic share,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer.  “In addition, our financial position at September 30, 2006, remains strong with $56.4 million in cash generated from operating activities for the year thus far.”

Financial Results

Revenues grew to $40.4 million in the third quarter of 2006, as compared to $33.0 million in the third quarter of 2005.  Gross margins from sales were $36.2 million in the third quarter of 2006, as compared to $29.6 million in the third quarter of 2005.  The increases in revenues and gross margins resulted primarily from growth in sales of Remodulin.   Net income was $8.5 million or $0.37 per basic share in the third quarter of 2006, as compared to net income of $15.8 million or $0.69 per basic share in the third quarter of 2005.

During the third quarter of 2006, there were new expenses that were not incurred in the third quarter of 2005.  Effective January 1, 2006, SFAS 123(R) was adopted.  This resulted in the recognition of $4.3 million of non-cash employee stock option expense in the third quarter of 2006, as compared to none in the third quarter of 2005.  Additionally, income tax expense of $5.6 million was recorded in the third quarter of 2006, as compared to none in the third quarter of 2005.  However, we do not anticipate paying significant amounts of federal or state income taxes for 2006 due to the availability of $71.5 million of net operating loss carryforwards that can be used to offset future taxable income and $31.3 million of research tax credits that can be used to reduce future income tax payables.  Finally, during the first nine months of 2006, there was a non-cash and non-recurring charge of $2.0 million related to the impairment of the HeartBar® trade name.  If these new expenses and this non-recurring charge had not been incurred during the first nine months of 2006, pro forma net income would have been as follows for the three and nine-month periods ended September 30, 2006 and 2005:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(In thousands, except per share data)

Net income, as reported	$8,478	$15,763	$18,458	$35,606
Add back:
Impairment of HeartBar trade name.	—	—	2,024	—
Employee stock option expense under SFAS 123(R)	4,269	—	11,566	—
Income tax expense	5,622	—	13,660	—
Pro forma net income	$18,369	$15,763	$45,708	$35,606

Earnings per share, as reported:
Basic	$0.37	$0.69	$0.79	$1.57
Diluted	$0.34	$0.61	$0.72	$1.41

Pro forma earnings per share(1):
Basic	$0.79	$0.69	$1.95	$1.57
Diluted	$0.74	$0.61	$1.80	$1.41

(1) Calculated by dividing pro forma net income from above by weighted average shares outstanding, as reported below.

Research and development expenses were $11.9 million in the third quarter of 2006, as compared to $9.4 million in the third quarter of 2005.  The increase was primarily due to increased expenses for treprostinil-related programs of approximately $578,000 and the adoption of SFAS No. 123(R), effective January 1, 2006, which resulted in employee stock option expense totaling approximately $1.6 million.  Selling, general and administrative expenses were $12.9 million in the third quarter of 2006, as compared to $5.6 million in the third quarter of 2005.  The increase in selling, general and administrative expenses was primarily due to (i) approximately $2.7 million of employee stock option expense related to our adoption of SFAS No. 123(R); (ii) increased marketing expenses of approximately $2.2 million, representing an increase in marketing staff and marketing initiatives; (iii) an increase in non-marketing related salaries of approximately $983,000 and (iv) an increase in rent and other operating expenses of approximately $947,000, primarily due to the opening of the new laboratory facility in Silver Spring, Maryland.

Interest income was $2.7 million in the third quarter of 2006, as compared to $1.4 million in the third quarter of 2005.  The increase was due to rising market interest rates and additional cash available for investment during the third quarter of 2006, as compared to the third quarter of 2005.

Income tax expense totaling $5.6 million was reported in the third quarter of 2006, as compared to none in the third quarter of 2005.  However, United Therapeutics does not anticipate paying significant federal or state income taxes related to 2006 due to the availability of $71.5 million of net operating loss carryforwards and $31.3 million of research tax credits as discussed above.

Treasury stock increased during the three months ended September 30, 2006, as a result of the repurchase of 766,666 shares of common stock from Toray for $42.2 million in July 2006.

Update on Convertible Senior Notes Offering and Stock Repurchase Program

On October 30, 2006, United Therapeutics closed the sale of $250 million aggregate principal amount (after giving effect to the exercise in full by the initial purchaser, Deutsche Bank Securities Inc. (Deutsche Bank), of its over-allotment option) of Convertible Senior Notes due 2011 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes pay interest semiannually at a rate of 0.50% per annum, beginning October 30, 2006.  Net proceeds to United Therapeutics in the offering, after deducting Deutsche Bank’s discount and commission and estimated expenses, were approximately $242 million.

United Therapeutics used approximately $35 million of the net proceeds of the offering to pay the net cost of certain convertible note hedge and warrant transactions entered into in connection with the offering, consisting of a call in favor of United Therapeutics and a warrant issued to an affiliate of Deutsche Bank.  These transactions are intended to reduce the potential dilution to United Therapeutics’ common stock upon any conversion of the notes.

United Therapeutics used approximately $112 million of the net proceeds of the offering to repurchase, concurrently with the closing of the offering, approximately 1.8 million outstanding shares of its common stock in privately-negotiated transactions at the closing price of the common stock on October 24, 2006, of $62.17.  An additional 2.2 million shares of United Therapeutics’ outstanding common stock may be repurchased within the next two years under the company’s existing stock repurchase program announced on October 23, 2006.  As of October 30, 2006, following the repurchase of the 1.8 million shares, United Therapeutics had approximately 21.4 million shares of stock outstanding.  The repurchase program reinforces United Therapeutics’ ongoing commitment to enhance stockholder value.

 “We believe in returning value to our shareholders and decided to take advantage of this opportunity to do so via an innovative financial instrument,” said Dr. Rothblatt.  “With approximately $204.5 million in cash, cash equivalents and investments as of September 30, 2006, and having been profitable for the last ten quarters, we view our financial position to be sufficiently strong to allow for both stock repurchase and our continued drug development programs.”

All remaining net proceeds from the offering will be used for general corporate purposes.

Conference Call

United Therapeutics will host a half-hour teleconference on Tuesday, October 31, 2006,

at 9:00 a.m. Eastern Time.  The teleconference is accessible by dialing 1-800-603-1777, with international dialers calling 1-706-679-8129.  A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-642-1687, with international callers dialing 1-706-645-9291, and using access code 8999020.

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

In addition to historical information, this press release contains forward-looking statements about expectations and intentions regarding the payment of federal and state income taxes for 2006, the generation of taxable income, the availability and utilization of net operating loss carryforwards to reduce taxable income, the availability and utilization of research tax credits to pay income taxes, and the ability to pursue both stock repurchase and drug development programs that are based on United Therapeutics’ current beliefs and expectations as to future outcomes.  These expectations are subject to risks and uncertainties such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission which may cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.  United Therapeutics is providing this information as of October 31, 2006, and undertakes no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenues:
Net product sales	$38,931	$31,562	$109,301	$82,142
Service sales	1,466	1,383	4,505	3,870
License fees	—	65	—	262
Total revenues	40,397	33,010	113,806	86,274
Operating expenses:
Research and development, including stock option expense totaling $2.1 million and $325,000 for the three-month periods in 2006 and 2005, and $6.6 million and $657,000 for the nine-month periods in 2006 and 2005	11,919	9,423	39,233	26,589
Selling, general and administrative, including stock option expense totaling $2.7 million and none for the three-month periods in 2006 and 2005, and $6.9 million and none for the nine-month periods in 2006 and 2005	12,891	5,620	34,841	17,985
Impairment of HeartBar® trade name	—	—	2,024	—
Cost of product sales	3,631	2,936	10,722	7,609
Cost of service sales, including stock option expense totaling $25,000 and none for the three-month periods in 2006 and 2005, and $82,000 and none for the nine-month periods in 2006 and 2005	523	496	1,553	1,553
Total operating expenses	28,964	18,475	88,373	53,736

Income from operations	11,433	14,535	25,433	32,538
Other income (expense):
Interest income	2,664	1,418	7,047	3,600
Interest expense	—	(7)	(1)	(8)
Equity loss in affiliate	(20)	(189)	(398)	(564)
Other, net	23	6	37	40
Total other income, net	2,667	1,228	6,685	3,068
Income before income tax	14,100	15,763	32,118	35,606
Income tax expense	(5,622)	—	(13,660)	—
Net income	$8,478	$15,763	$18,458	$35,606
Net income per common share:
Basic	$0.37	$0.69	$0.79	$1.57
Diluted	$0.34	$0.61	$0.72	$1.41
Weighted average number of common shares outstanding:
Basic	23,196	22,913	23,386	22,700
Diluted	24,917	25,708	25,464	25,268

CONSOLIDATED BALANCE SHEET DATA
As of September 30, 2006
(In thousands)

Cash, cash equivalents and marketable investments (including restricted amounts of $38,755)	$204,472
Total assets	$297,774
Total liabilities	$22,728
Total stockholders’ equity	$275,046